FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, effective as of the 10th day of April, 1996 is made by and between MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION ("Mercantile"), FIRSTAR BANK MILWAUKEE, N.A. ("Firstar"), HARRIS TRUST AND SAVINGS BANK ("Harris"), FIRST UNION NATIONAL BANK OF FLORIDA ("First Union," and collectively with Mercantile, Firstar and Harris referred to herein as the "Banks"), MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION, as Agent (in such capacity, the "Agent"), and SHOE CARNIVAL, INC. ("Borrower").

WITNESSETH:

WHEREAS, Mercantile, Firstar, Harris and Borrower are parties to a certain Amended and Restated Credit Agreement dated as of November 15, 1994, as previously amended by such parties and First Union pursuant to an Amendment to Amended and Restated Credit Agreement dated as of November 22, 1994, as further amended by Banks, Agent and Borrower pursuant to a Second Amendment to Amended and Restated Credit Agreement dated as of February 10, 1995, as further amended by Banks, Agent and Borrower pursuant to a Third Amendment to Amended and Restated Credit Agreement dated as of June 26, 1995 and as further amended by Banks, Agent and Borrower pursuant to a Fourth Amendment to Amended and Restated Credit Agreement dated as of November 15, 1995 (as amended, the "Agreement"), pursuant to which Banks have agreed to loan Borrower such sums, not to exceed $40,000,000.00 outstanding at any one time, as Borrower may request from time to time, which obligations of Borrower are presently evidenced by the Agreement and by a certain Amended and Restated Promissory Note dated November 15, 1995 made by Borrower payable to the order of Mercantile in the original principal amount of Twelve Million Dollars ($12,000,000.00), by a certain Amended and Restated Promissory Note dated November 15, 1995 made by Borrower payable to the order of Firstar in the original principal amount of Twelve Million Dollars ($12,000,000.00), by a certain Promissory Note dated November 15, 1995 made by Borrower payable to the order of First Union in the original principal amount of Eight Million Dollars ($8,000,000.00) and by a certain Amended and Restated Promissory Note dated November 15, 1995 made by Borrower payable to the order of Harris in the original principal amount of Eight Million Dollars ($8,000,000.00) (as amended, the "Notes");

WHEREAS, Borrower has requested certain waivers from Banks of its covenant defaults as of Borrower's fiscal year ended February 3, 1996;

WHEREAS, Borrower and Banks wish to further amend the Agreement and the Notes to reduce the maximum aggregate principal amount available thereunder to $35,000,000.00, to change certain covenants contained in the Agreement and to make certain other revisions to the Agreement as hereinafter set forth;

NOW, THEREFORE, in order to effect such amendments and in consideration of the premises herein set forth, Borrower and Banks agree as follows:

Banks hereby agree to waive Borrower's noncompliance under Sections 5.1(e)(iii), 5.1(e)(iv) and 5.1(e)(v) of the Agreement for the fiscal quarter ended February 3, 1996, and Banks further waive any default caused by such noncompliance under the Agreement for the fiscal quarter ending February 3, 1996. These waivers shall constitute waivers of the above-referenced covenants only and only for the fiscal quarter ending February 3, 1996. Such waivers shall not be deemed waivers of any other occurrence under the above-referenced sections, as amended herein, or of any other provision contained in the Agreement, nor shall they be deemed waivers of any other default or noncompliance by Borrower under the Agreement for any period other than the fiscal quarter ending February 3, 1996.

The definition of "Commitment" in Section 1.1 of the Agreement is hereby amended to provide as follow:

"Commitment" means Thirty-Five Million Dollars ($35,000,000.00), and with respect to each Bank, the amount specified as such Bank's Commitment and set forth opposite the name of such Bank on the signature pages of that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of April 10, 1996 made by and among Borrower, Agent and Banks.

The definition of "Facility A Commitment" in Section 1.1 of the Agreement is hereby amended to provide as follows:

"Facility A Commitment" means the amount of Thirty-Five Million Dollars ($35,000,000.00), and with respect to each Bank, shall mean such Bank's Pro Rata Share of the Facility A Commitment.

The definition of "Tangible Net Worth" in Section 1.1 of the Agreement is hereby deleted in its entirety and is left blank intentionally. All references in the Agreement to the "Tangible Net Worth" of the Borrower are hereby amended and deemed to refer to the Net Worth of the Borrower. The definition of "Net Worth" in Section 1.1 of the Agreement is hereby amended to provide as follows:

"Net Worth" of any Person means, at any date, the stockholders' equity of such Person determined in accordance with generally accepted accounting principles, consistently applied.

The definition of "Notes" in Section 1.1 of the Agreement is hereby amended to provide as follows:

"Notes" mean the amended and restated promissory notes of Borrower in the form of Exhibits A, B, C and I attached to that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of April 10, 1996, evidencing the obligation of Borrower to repay the Loans and amounts outstanding under any Reimbursement Agreements.

The Note of Borrower payable to the order of Mercantile shall hereafter be amended and restated in the form of that Note attached to this Fifth Amendment as Exhibit A and incorporated herein by reference. The Note of Borrower payable to the order of Firstar shall hereafter be amended and restated in the form of that Note attached to this Fifth Amendment as Exhibit B and incorporated herein by reference. The Note of Borrower payable to the order of Harris shall hereafter be amended and restated in the form of that Note attached to this Fifth Amendment as Exhibit C and incorporated herein by reference. The Note of Borrower payable to the order of First Union shall hereafter be amended and restated in the form of that Note attached to this Fifth Amendment as Exhibit I and incorporated herein by reference. Hereafter, all references in the Agreement and herein to the "Notes" shall be amended and deemed to refer to the Amended and Restated Promissory Notes of Borrower in favor of Mercantile, Firstar, Harris and First Union as attached hereto.

Section 2.1(a) of the Agreement is hereby amended to provide as follows:

Facility A. During the Term hereof, Banks agree, on the terms and conditions set forth in this Agreement, to lend to Borrower from time to time their Pro Rata Shares of Loans requested by Borrower, and Agent further agrees, subject to the terms and conditions of this Agreement and of the applicable Reimbursement Agreement, to issue its Letters of Credit for the account of Borrower upon Borrower's application therefor, and each Bank agrees to accept a risk participation in an amount equal to its Pro Rata Share of the from time to time maximum outstanding amount of each such Letter of Credit issued under this Section 2.1(a) and in Borrower's reimbursement obligation therefor and any guaranties or other collateral security therefor. The aggregate principal amount of all Loans at any one time outstanding under this Section 2.1(a) shall not exceed the lesser of (i) the amount of the Facility A Commitment minus the face amount of all Letters of Credit then outstanding under this
Section 2.1(a), or (ii) the Borrowing Base; provided, however, that no Bank shall be required to advance any Loan and Agent shall not issue any Letter of Credit requested by Borrower hereunder which, when added to the principal amount of such Bank's then outstanding Loans and its risk participation in the then outstanding Letters of Credit under this Section 2.1(a), would exceed the amount of such Bank's Facility A Commitment. Borrower may borrow under this Section, prepay under Section 2.8 and reborrow at any time during the Term hereof under this Section subject to the terms of this Agreement. The failure of any Bank to advance any requested Loan under this Agreement shall not release any other Bank from its obligation to make any such Loan as provided herein.

Facility B under the Agreement is being combined into Facility A as part of this Fifth Amendment. The definition of "Facility B Commitment" is hereby deleted in its entirety and is left blank intentionally. Section 2.1(b) of the Agreement is hereby deleted in its entirety and is left blank intentionally. All other references in the Agreement to Section 2.1(b), to "Facility B," to the "Facility B Commitment" of the Banks or of any Bank and all other references of similar import are hereby deleted in their entirety and are left blank intentionally. All Letters of Credit or other obligations of Borrower presently outstanding under Section 2.1(b) and Facility B are henceforth deemed to have been obtained pursuant to Section 2.1(a) of the Agreement under Facility A.

Section 2.1(c) of the Agreement is hereby amended to provide as follows:

For purposes of computing the amount of availability of Loans under the Banks' Facility A Commitment, the Borrowing Base shall mean an amount equal to Fifty Percent (50%) of the value of Eligible Inventory of Borrower (the "Borrowing Base").

Section 2.1(d) of the Agreement is hereby amended to provide as follows:

(d) Borrower shall deliver to Agent on the date of execution hereof (with respect to the fiscal month ended January 1, 1994) and on the thirtieth (30th) day following the end of each fiscal month thereafter commencing with the fiscal month ending January 29, 1994, a borrowing base certificate in the form of Exhibit E attached hereto and incorporated herein by reference (a "Borrowing Base Certificate") setting forth:

The Borrowing Base and its components as of the end of the immediately preceding month;

The aggregate principal amount of all outstanding Loans under Facility A; and

The difference, if any, between the Borrowing Base and the aggregate principal amount of all outstanding Loans under Facility A.

The Borrowing Base shown in such Borrowing Base Certificate shall be and remain the Borrowing Base hereunder until the next Borrowing Base Certificate is delivered to Banks, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate. Each Borrowing Base Certificate shall be certified (subject to normal year-end adjustments) as to truth and accuracy by the President, principal financial officer or principal accounting officer of Borrower.

Section 2.1(e) of the Agreement is hereby amended to provide as follows:

(e) If at any time the Borrowing Base should be less than the aggregate principal amount of all Loans outstanding under Section 2.1(a), whether as a result of a reduction in the Borrowing Base or otherwise, Borrower shall be automatically required (without demand or notice of any kind by Banks, all of which are hereby expressly waived by Borrower) to immediately repay the Loans in an amount sufficient to reduce such aggregate principal amount of Loans outstanding to the amount of the then available Borrowing Base.

The definition of "Eurocurrency Margin" in Section 2.5(b) of the Agreement is hereby deleted in its entirety, and in its place shall be substituted the following:

"Eurocurrency Margin" applicable to any Interest Period means Two Percent (2.00%) for any Interest Period commencing prior to the date upon which Borrower delivers to Agent its fiscal quarter-end financial statements as required under Section 5.1(a)(iii) for the fiscal quarter ending August 3, 1996, and for any Interest Period commencing after delivery of Borrower's August 3, 1996 quarter-end financial statements, and each subsequent quarter-end and year-end financial statements, shall be determined as follows: (i) Two Percent (2.00%) for any Interest Period commencing after delivery of Borrower's then most recent quarter-end or fiscal year-end financial statements delivered to Banks pursuant to Sections 5.1(a)(i) or (iii), which financial statements disclose the Borrower's ratio of Funded Debt to EBITDA (as defined below) as of the end of the immediately preceding fiscal quarter was greater than or equal to 1.50 to 1.0; (ii) One and One Half Percent (1.50%) for any Interest Period commencing after delivery of Borrower's then most recent quarter-end or fiscal year-end financial statements delivered to Banks pursuant to Sections 5.1(a)(i) or (iii), which financial statements disclose that Borrower's ratio of Funded Debt to EBITDA as of the end of the immediately preceding fiscal quarter was less than 1.50 to 1.0 but greater than or equal to 1.25 to 1.0; and (iii) One Percent (1.00%) for any Interest Period commencing after delivery of Borrower's then most recent quarter-end or fiscal year-end financial statements delivered to Banks pursuant to Section 5.1(a)(i) or (iii), which financial statements disclose that Borrower's ratio of Funded Debt to EBITDA as of the end of the immediately preceding fiscal quarter was less than 1.25 to 1.0.

As used herein, the term "Funded Debt" at any date shall mean all Indebtedness of Borrower for borrowed money as of such date, including, but not limited to, all liabilities of Borrower under any Capitalized Leases. As used herein, the term "EBITDA" as of any date shall mean Borrower's net income before taxes, plus interest expense, plus depreciation, plus amortization, as determined in accordance with generally accepted accounting principles consistently applied, for that portion of Borrower's fiscal year to date as the date of such calculation, annualized for a full fiscal year (i.e. multiplied by 365 and divided by the number of days in the fiscal year to date period for which such actual EBITDA amount has been calculated).

Section 2.6 of the Agreement is hereby amended to provide as follows:

2.6 Commitment Fee. Borrower shall pay to Agent for the benefit of Banks a nonrefundable commitment fee of One-Fourth of One Percent (.25%) per annum times the average daily difference between (i) the Facility A Commitment minus Five Million Dollars ($5,000,000.00) and (ii) the principal amount of all Loans plus the undrawn face amount of all Letters of Credit outstanding as of each such day under Section 2.1(a) during the Term hereof. Said fee shall be payable quarterly in arrears, on each April 30, July 30, October 30 and January 30 during the Term hereof, and on the last day of the Term hereof. Upon Agent's receipt of the Commitment Fee payable under this Section 2.6, Agent shall promptly deliver to each Bank its Pro Rata Share of such Commitment Fee actually received by Agent.

Section 5.1(e)(i) of the Agreement is hereby amended to provide as follows:

(e)   Financial Covenants.  Borrower will:

(I) Have a ratio of Total Liabilities to Net Worth of not more than 0.75 to 1 as of the end of Borrower's first fiscal quarter on May 4, 1996, not more than 0.80 to 1 as of the end of Borrower's second fiscal quarter on August 3, 1996, not more than 0.65 to 1 as of the end of Borrower's third fiscal quarter on November 2, 1996, and not more than 0.55 to 1 as of the end of Borrower's fourth fiscal quarter on February 1, 1997. For purposes of this subsection
(i) only, "Total Liabilities" shall mean total liabilities, determined in accordance with generally accepted accounting principles, consistently applied.

Section 5.1(e)(ii) of the Agreement is hereby amended to provide as follows:

(ii) Borrower will maintain an Annualized Inventory Turnover, tested as of the end of each of the following fiscal quarters, of at least the following:

Fiscal Quarter Ended        Annualized Inventory Turnover
- - --------------------        -----------------------------
May 4, 1996                 2.50 times per year
August 3, 1996              2.40 times per year
November 2, 1996            2.50 times per year
February 1, 1997            2.60 times per year

"Annualized Inventory Turnover" shall mean Borrower's cost of goods sold for that portion of Borrower's fiscal year to date as of the date of such calculation, annualized for a full fiscal year (i.e. multiplied by 365 and divided by the number of days in the fiscal year-to-date period for which such cost of goods sold amount has been calculated), divided by Borrower's total Inventory as of the date of any such calculation, valued at the lower of cost or market (as set forth in Borrower's consolidated balance sheet) as of the date of such calculation, all determined in accordance with generally accepted accounting principles, consistently applied.

Section 5.1(e)(iii) of the Agreement is hereby amended to provide as follows:

(iii) Have a Net Worth of not less than $59,500,000.00 as of the end of Borrower's first fiscal quarter on May 4, 1996, not less than $59,500,000.00 as of the end of Borrower's second fiscal quarter on August 3, 1996, not less than $60,000,000.00 as of the end of Borrower's third fiscal quarter on November 2, 1996, and not less than $60,000,000.00 as of the end of Borrower's fourth fiscal quarter on February 1, 1997.

Section 5.1(e)(iv) of the Agreement is hereby amended to provide as follows:

(iv) Have a minimum year-to-date cumulative EBITDA at each of the fiscal quarter-ends set forth below of not less than the amounts set forth opposite such quarter-ends:

Fiscal Quarter Ended      Minimum Cumulative EBITDA
- - --------------------      -------------------------
May 4, 1996               $2,500,000
August 3, 1996            $4,400,000
November 2, 1996          $8,700,000
February 1, 1997          $9,475,000

As used in this Section 5.1(e)(iv), the term "EBITDA" shall mean Borrower's net income before taxes, plus interest expense, plus depreciation, plus amortization, as determined in accordance with generally accepted accounting principles consistently applied, for the year-to-date period ending on the date of such calculation.

Section 5.1(e)(v) of the Agreement is hereby amended to provide as follows:

(v) Maintain Average Comparable Store Sales (1) as of the end of the fiscal quarter ending May 4, 1996 which is not less than 95% of Average Comparable Store Sales for the fiscal quarter ended April 29, 1995, and (2) as of the end of each fiscal quarter thereafter during the Term hereof, which is not less than 95% of Average Comparable Store Sales for the fiscal quarter ending as of the same fiscal quarter end during the immediately preceding fiscal year.

Section 5.2(c) of the Agreement is hereby amended to provide as follows:

(c) Sale of Property. Borrower will not sell, lease, transfer or otherwise dispose of any Property or assets of Borrower except for sales of assets in the ordinary course of business during Borrower's fiscal year 1996 which have an aggregate book value of not more than $2,250,000.00 and except for sales of assets in the ordinary course of business during any fiscal year thereafter which have an aggregate book value of not more than $500,000.00;

A new Section 5.2(m) shall be added to the Agreement immediately following
Section 5.2(l) therein as follows:

(m) Capital Expenditures. Borrower shall not make or incur any obligation to make any Capital Expenditures or enter into any Capitalized Leases in excess of Eight Million Dollars ($8,000,000.00) in the aggregate for all such obligations during the Borrower's fiscal year 1996.

Following delivery of Borrower's projections for its fiscal year 1997 pursuant to Section 5.1(a)(vi) of the Agreement, Borrower and Banks shall agree prior to April 1, 1997 to new ratios and/or amounts for the covenants contained in Sections 5.1(e)(i) through (v) and Section 5.2(m) of the Agreement for the fiscal quarters ending during fiscal year 1997. In the event Borrower and Banks fail to agree to such new covenants on or before April 1, 1997, such failure shall constitute an Event of Default hereunder, and shall entitle Lender to exercise all of its rights and remedies under the Agreement and the other transaction documents executed by Borrower in connection therewith.

Section 9.8 of the Agreement is hereby amended to provide as follows:

9.8 Amendments and Waivers. Any provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Agent, which amendment or waiver Agent shall sign only upon the direction of the Majority Banks; provided that no such amendment or waiver shall, unless signed by all of the Banks, (i) increase the Commitment of any Bank, (ii) change the Pro Rata Share of any of the Banks as to the Commitments or of the aggregate unpaid principal amount of any Loan, (iii) reduce the principal of or rate of interest on any Loan hereunder or any other amount payable hereunder, (iv) postpone the date fixed for any payment of principal or interest on any Loan hereunder, (v) amend Section 9.7 or this Section 9.8,
(vi) make any change in the Borrowing Base or its calculation, (vii) waive compliance with or otherwise amend the cumulative EBITDA covenant contained in
Section 5.1(e)(iv) or (viii) amend the definition of Majority Banks.

The Compliance Certificate (as defined in the Agreement) attached as Exhibit D to the Agreement, shall be amended and restated in the form of that certain Compliance Certificate attached hereto as Exhibit D. All references in the Agreement to the "Compliance Certificate" and other references of similar import shall hereafter be amended and deemed to refer to the Compliance Certificate in the form of that attached hereto as Exhibit D, which shall be submitted by Borrower to Banks as required in the Agreement.

The Borrowing Base Certificate (as defined in the Agreement) attached as Exhibit E to the Agreement, shall be amended and restated in the form of that certain Compliance Certificate attached hereto as Exhibit E. All references in the Agreement to the "Borrowing Base Certificate" and other references of similar import shall hereafter be amended and deemed to refer to the Borrowing Base Certificate in the form of that attached hereto as Exhibit E, which shall be submitted by Borrower to Banks as required in the Agreement.

Borrower agrees to pay to Agent for the benefit of Banks an amendment fee in the amount of Seventy-Five Thousand Dollars ($75,000.00), which amendment fee shall be due and payable on the date hereof and shall be shared between Banks in accordance with their Pro Rata Shares. Banks hereby agree that no additional fee shall be charged by Banks in connection with the establishment of new covenant levels by Banks for Borrower's 1997 fiscal year as required by Paragraph 18 above, or in the event Banks agree to increase the Commitments of Banks under the Agreement prior to its current maturity of November 14, 1997. Nothing contained herein shall obligate the Agent or any Bank to agree to any increase of such Commitments or any renewal of the Agreement.

Borrower hereby represents and warrants to Agent and to Banks that:

The execution, delivery and performance by Borrower of this Fifth Amendment are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official. The execution, delivery and performance by Borrower of this Fifth Amendment do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, and Borrower is not now in default under or in violation of, the terms of the Articles of Incorporation or Bylaws of Borrower, any applicable law, any rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory agency or instrumentality, or any agreement or instrument to which Borrower is a party or by which it is bound or to which it is subject;

This Fifth Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms; and

As of the date hereof, all of the covenants, representations and warranties of Borrower set forth in the Agreement are true and correct and no "Event of Default" (as defined therein) under or within the meaning of the Agreement, as hereby amended, has occurred and is continuing.

The Agreement, as hereby amended, and the Notes, as hereby amended, are and shall remain the binding obligations of Borrower, and except to the extent amended by this Fifth Amendment, all of the terms, provisions, conditions, agreements, covenants, representations, warranties and powers contained in the Agreement and the Notes shall be and remain in full force and effect and the same are hereby ratified and confirmed.

All references in the Agreement to "this Agreement" and to the "Notes" and any other references of similar import shall henceforth mean the Agreement or the Notes, as the case may be, as amended by this Fifth Amendment. All references in the Notes or other documents to "the Agreement" and to the "Notes" and any other references of similar import shall henceforth mean the Agreement or the Notes, as the case may be, as amended by this Fifth Amendment.

This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign, transfer or delegate any of its rights or obligations hereunder.

This Fifth Amendment is made solely for the benefit of Borrower, Agent and Banks as set forth herein, and is not intended to be relied upon or enforced by any other person or entity.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER, AGENT AND BANKS FROM ANY MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER, AGENT AND BANKS COVERING SUCH MATTERS ARE CONTAINED IN THIS FIFTH AMENDMENT, THE NOTES AND THE AGREEMENT, WHICH CONSTITUTE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER, AGENT AND BANKS EXCEPT AS BORROWER, AGENT AND BANKS MAY LATER AGREE IN WRITING TO MODIFY. THIS FIFTH AMENDMENT, THE NOTES AND THE AGREEMENT EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS (ORAL OR WRITTEN) RELATING TO THE SUBJECT MATTER HEREOF.

This Fifth Amendment shall be governed by and construed in accordance with the internal laws of the State of Missouri.

In the event of any inconsistency or conflict between this Fifth Amendment and the Agreement or the Notes, the terms, provisions and conditions of this Fifth Amendment shall govern and control.

IN WITNESS WHEREOF the parties hereto have executed this Fifth Amendment to Amended and Restated Credit Agreement and Promissory Notes as of the day and year first above written on this 10th day of April, 1996.


SHOE CARNIVAL, INC.



By:  /s/ Mark L. Lemond
     -----------------------------------------
     Mark L. Lemond, Executive Vice President
     and Chief Financial Officer


Commitment:	MERCANTILE BANK OF ST. LOUIS
            NATIONAL ASSOCIATION
Facility A:  $10,500,000.00 (30%)



By: /s/ Joseph L. Sooter, Jr.
    -------------------------------------
    Joseph L. Sooter, Jr., Vice President

Commitment:	FIRSTAR BANK MILWAUKEE, N.A.
Facility A:  $10,500,000.00 (30%)


By: /s/ Douglas A. Gallun
    ---------------------------------
    Douglas A. Gallun, Vice President


Commitment:	HARRIS TRUST AND SAVINGS BANK
Facility A:  $7,000,000.00 (20%)


By: /s/ Peter Krawchuk
    ------------------------------
    Peter Krawchuk, Vice President


Commitment:	FIRST UNION NATIONAL BANK OF FLORIDA
Facility A:  $7,000,000.00 (20%)


By: /s/ Michael J. Carlin
    ----------------------------------------
    Michael J. Carlin, Senior Vice President


MERCANTILE BANK OF ST. LOUIS
NATIONAL ASSOCIATION, AS AGENT



By: /s/ Joseph L. Sooter, Jr.
    -------------------------------------
    Joseph L. Sooter, Jr., Vice President